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                                    ICO, INC.
                   ANNOUNCES FORMATION OF A SPECIAL COMMITTEE
                         TO REVIEW ACQUISITION PROPOSALS

FOR IMMEDIATE RELEASE:  JUNE 8, 2001

         Houston, Texas -- ICO, Inc. (NASDAQ: ICOC) announced today that its Board of Directors has formed a Special Committee, consisting of independent directors, to evaluate and review the pending proposal by Travis Street Partners, LLC ("TSP"). TSP is a Houston-based company which leads an investment group owning 7.3% of ICO's common stock. TSP has proposed to acquire the Company at a price of $3.10 per share. The Special Committee is expected to retain financial and legal advisors to assist in the evaluation and review of the TSP proposal and any other acquisition proposals that may be received by the Company.

         In April, three directors nominated by TSP were elected to ICO's Board of Directors after a lengthy proxy contest. In addition, on June 7, 2001, ICO announced that Timothy J. Gollin and Christopher N. O'Sullivan, who also serve as managers of TSP, were appointed to the Board of Directors of ICO. Also, Mr. Gollin was named acting President and Chief Executive Officer of ICO; and Mr. O'Sullivan was named acting Vice Chairman and Chief Financial Officer.

         ICO, Inc. advises that it will have no further comment on the proposed acquisition transactions beyond the statement in this press release until developments warrant.

         Statements regarding expected actions by, and results of actions taken by, the Special Committee, as well any other statements that are not historical facts in this release are forward-looking statements under applicable securities laws. Such statements involve certain risks, uncertainties and assumptions. These include, but are not limited to, uncertainties relating to actions which may be taken by other parties, the demand for the Company's services and products, business cycles and other conditions of the oil and gas and petrochemical industries, prices of commodities, acquisition risks, international risks, operational risks and other factors detailed in the Company's Form 10-K for the fiscal year ended September 30, 2000, and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.